                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant / /

Filed by a party other than the registrant / /

Check the appropriate box:

/ /  Preliminary proxy statement                / /  Confidential, for Use of the Commission Only
                                                     (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               GENTEX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               GENTEX CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

                           [GENTEX CORPORATION LOGO]

                            600 N. CENTENNIAL STREET
                            ZEELAND, MICHIGAN 49464

                         NOTICE OF 1995 ANNUAL MEETING
--------------------------------------------------------------------------------

     The Annual Meeting of the Shareholders of Gentex Corporation, a Michigan corporation, will be held at the Amway Grand Plaza Hotel, Pearl at Monroe, Grand Rapids, Michigan, on Thursday, May 11, 1995, at 4:30 p.m. E.S.T., for the following purposes:

     1. To elect two directors as set forth in the Proxy Statement.

     2. To consider and act upon a proposal to approve an Amended and Restated Gentex Corporation Qualified Stock Option Plan.

     3. To transact any other business that may properly come before the meeting.

     Shareholders of record as of the close of business on March 17, 1995, are entitled to notice of, and to vote at the meeting. You are requested to sign, date, and return the accompanying Proxy in the enclosed, self-addressed envelope, regardless of whether you expect to attend the meeting in person. You may withdraw your Proxy at the meeting if you are present and desire to vote your shares in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Connie Hamblin
                                          Secretary

March 31, 1995

                           [GENTEX CORPORATION LOGO]

                            600 N. CENTENNIAL STREET
                            ZEELAND, MICHIGAN 49464

                       PROXY STATEMENT FOR ANNUAL MEETING
                    OF SHAREHOLDERS TO BE HELD MAY 11, 1995

SOLICITATION OF PROXIES

     This Proxy Statement is being furnished on or about March 31, 1995, to the shareholders of Gentex Corporation in connection with the solicitation by the Board of Directors of the Corporation of Proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, May 11, 1995, at 4:30 p.m. E.S.T. at the Amway Grand Plaza Hotel, Pearl at Monroe, Grand Rapids, Michigan.

     If the form of Proxy accompanying this Proxy Statement is properly executed and returned to the Company, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions given in the Proxy, unless the Proxy is revoked. Any shareholder executing and returning the form of Proxy which accompanies this Proxy Statement may revoke the Proxy, at any time before it has been exercised, by delivering a written notice of revocation to the Secretary of the Company, executing a subsequent proxy or attending the meeting and voting in person.

     The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company does not intend to pay any compensation for the solicitation of Proxies, except that brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners and obtaining their Proxies.

VOTING SECURITIES AND RECORD DATE

     March 17, 1995, has been fixed by the Board of Directors as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 16,583,983 shares of the Company's common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company's common stock registered in their names at the close of business on the record date.

ELECTION OF DIRECTORS

     The Company's Articles of Incorporation specify that the Board of Directors shall consist of at least six but not more than nine members, with the exact number to be determined by the Board. The Board has fixed the number of directors at eight. The Articles of Incorporation also specify that the Board of Directors be divided into three classes as nearly equal in number as possible, with the classes to hold office for staggered terms of three years each. Mickey
E. Fouts and John Mulder, incumbent directors previously elected by shareholders, are nominees for re-election to a three-year term expiring in 1998.

     Unless otherwise directed by a shareholder's marking on the Proxy card, the persons named as proxy voters in the accompanying Proxy will vote for the nominees described below. In the event any of these nominees is no longer a candidate at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board of Directors may designate a substitute nominee, in which case the accompanying Proxy will be voted for the substituted nominee.

     Under Michigan law, directors are elected by a plurality of the votes cast by shareholders. Therefore, the two nominees who receive the largest number of affirmative votes will be elected, irrespective of the number of votes received. Broker nonvotes, votes withheld, and votes cast against any nominee will not have a bearing on the outcome of the election. Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

     The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

     The content of the following table relating to business experience is based upon information furnished to the Company by the nominees and directors.

              NAME, (AGE)                                  BUSINESS EXPERIENCE
              AND POSITION                                   PAST FIVE YEARS
----------------------------------------------------------------------------------------------
                             NOMINEES FOR TERMS TO EXPIRE IN 1998
Mickey E. Fouts (63)....................   Mr. Fouts has been the Chairman of the Board,
  Director since 1982                      Equity Services Company (investment services),
                                           Denver, CO, for more than five years. In addition,
                                           he was the Director of Corporate Finance, Tamaron
                                           Capital Markets (investment banking), Denver, CO
                                           from November 1993 to May 1994.
John Mulder (58)........................   Mr. Mulder is the Vice President-Automotive
  Director since 1992                      Marketing of Gentex Corporation, and he has held
                                           that position for more than five years.
                             DIRECTORS WHOSE TERMS EXPIRE IN 1997
Fred Bauer (52).........................   Mr. Bauer is the Chairman and Chief Executive
  Director since 1981                      Officer of Gentex Corporation, and he has held that
                                           position for more than five years.
Leo L. Weber (65).......................   For more than five years prior to his retirement in
  Director since 1991                      December 1990, Mr. Weber was the President of
                                           Robert Bosch Corporation, Farmington Hills, MI
                                           (manufacturer of sophisticated automotive
                                           components). Since 1990, Mr. Weber has been engaged
                                           in the consulting business as L. L. Weber &
                                           Associates, West Bloomfield, MI. Mr. Weber is also
                                           a director of American Electronics Components,
                                           Inc., Elkhart, IN, (manufacturer of electronic and
                                           electromechanical products).
Dr. Harlan J. Byker (40)................   Dr. Byker has been the Vice
  Director since 1993                      President-Electrochemical Research of Gentex
                                           Corporation since August of 1993. Prior to that
                                           time, he was the Company's Director of Electro-
                                           chemical Development for more than five years.
                             DIRECTORS WHOSE TERMS EXPIRE IN 1996
Arlyn Lanting (54)......................   Mr. Lanting is the Vice President-Finance of Aspen
  Director since 1981                      Enterprises, Ltd., Grand Rapids, MI (syndication
                                           and operation of mobile home parks), and he has
                                           held that position for more than five years.
Kenneth La Grand (54)...................   Mr. La Grand is the Executive Vice President of
  Director since 1987                      Gentex Corporation, and he has held that position
                                           for more than five years.
Ted Thompson (65).......................   Mr. Thompson is the Chairman and Chief Executive
  Director since 1987                      Officer of X-Rite, Incorporated, Grandville, MI (a
                                           manufacturer of light and color measuring
                                           instruments), and he has held that position for
                                           more than five years. Mr. Thompson is also a
                                           director of X-Rite, Incorporated.
----------------------------------------------------------------------------------------------

     Arlyn Lanting and Kenneth La Grand are brothers-in-law. There are no other family relationships between the nominees, directors, and executive officers of the Company.

     The Company has an Audit Committee comprised of Messrs. Thompson and Lanting. The Audit Committee recommends to the Board of Directors the selection of independent public accountants and reviews the scope of their audit, their audit reports, and any recommendations made by them. This Committee met on two occasions during the fiscal year ended December 31, 1994.

     The Company has a Compensation Committee comprised of Messrs. Bauer, Lanting, and Thompson. The Compensation Committee is responsible for administering the Company's stock-based incentive plans and supervising other compensation arrangements for executive officers of the Company. The Compensation Committee met five times during the fiscal year ended December 31, 1994.

     In addition, the Company has an Executive Committee comprised of Messrs. Bauer, Lanting, and La Grand which is authorized to act on behalf of the Board between full Board meetings, to the extent permitted by law. This Committee did not meet during the fiscal year ended December 31, 1994.

     The Company does not have a standing nominating committee.

     During 1994, the Board of Directors met on four occasions. All directors attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served.

PROPOSAL TO AMEND AND RESTATE THE QUALIFIED STOCK OPTION PLAN

     In 1993, the shareholders of the Company approved the Amended and Restated Gentex Corporation Qualified Stock Option Plan providing for the grant of options to key employees of the Company for the purchase of not more than 1,125,000 shares of the Company's common stock, adjusted to 2,250,000 to reflect a subsequent 100 percent stock dividend. At March 1, 1995, 1,777,050 shares had been reserved for issuance upon the exercise of outstanding options and 701,600 shares remained available for the grant of options.

     On August 12, 1994, the Board of Directors took action to amend and restate this Plan (the "Option Plan"), subject to the approval of the Company's shareholders. The amended and restated Option Plan modifies the existing plan in the following significant ways: employees of subsidiary corporations will become eligible for participation in the plan; Fred Bauer, Chairman and C.E.O., will become eligible for participation in the plan; the number of shares available for issuance under the plan will be restored to a total of 2,250,000 shares, and the expiration date of the plan will be extended to August 12, 2004. Shareholders will be asked to consider and approve the Option Plan, as amended and restated, at the Annual Meeting. The following paragraphs summarize the principal features of the amended and restated Option Plan, and the full text of the Option Plan, as amended, is appended to this Proxy Statement as Appendix A.

     Purpose. The purpose of the Option Plan is to provide the Company with the opportunity to use stock options as a means of recruiting new managerial and technical personnel, where appropriate, and to provide employees with an additional incentive to contribute to the success of the Company and remain in the Company's employ.

     Eligibility and Administration. The Option Plan is administered by a Committee appointed by the Board of Directors. The Committee is authorized to determine which of the Company's employees are entitled to receive options, the number of shares subject to each option, the option term (not to exceed a period of ten years), and such other matters as are specified in the Option Plan. Options may be granted under the terms of the Option Plan to all employees of the Company, except for persons who own more than 10 percent of the Company's voting securities. As of March 1, 1995, one hundred and twelve employees (including seven officers), have been granted options under the Plan.

     Shares Subject to the Plan. In its existing form, the Option Plan provides that a maximum of 2,250,000 shares of the Company's common stock, par value $.06 per share, are authorized for sale pursuant to options granted under the Plan, and 701,600 shares currently remain available for grants. If the amended Option Plan is approved, the maximum will be restored to 2,250,000 shares authorized for sale. Shares may be supplied to satisfy the requirements of options granted under the Option Plan out of shares held in treasury, authorized but unissued shares, or partly out of each. Upon expiration or termination of options without exercise, the shares subject to those options are available for options subsequently granted under the Option Plan. The Option Plan provides for appropriate adjustments in the number of shares and option prices in the event of any stock dividends, stock splits, reclassifications of shares or recapitalizations to prevent dilution of the interest of the optionees. Options may also contain provisions for termination or acceleration of exercise rights in the event of any merger or consolidation involving the Company. If options are granted containing provisions for acceleration of exercise rights in the event of a merger or consolidation of the Company, the effect may be to discourage attempts to acquire control of the Company which shareholders may deem to be in their best interests.

     Operation of the Plan. The Option Plan provides for the granting of options which qualify as incentive stock options as defined by Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than 100 percent of the per share fair market value of the Company's common stock on the date the option is granted. Upon exercise, the price must be paid in full, and may be paid in cash and/or by the surrender of previously issued shares or outstanding options. Under the terms of the Option Plan, fair market value is deemed to equal the closing sale price on the date of grant of the option. On March 1, 1995, the closing sale price for the Company's common stock as reported by The Nasdaq Stock Market was $23.25.

     Options may be exercised in whole or in part after such dates as may be specified in the option agreements, and no option may extend for a period of more than ten years. Individual option agreements will contain such termination provisions as the Committee deems advisable, except that no option may be exercised more than twelve months after termination of employment on account of death or disability, nor more than three months after termination of employment for any other reason, without specific approval by the Committee. Options are not transferable except by will or pursuant to the laws of descent and distribution upon an optionee's death. During the lifetime of an optionee, options may be exercised only by the optionee.

     As amended, the Option Plan provides for an automatic annual option grant to Chairman Fred Bauer of 15,000 shares as of the time the Compensation Committee reviews his compensation arrangements. The Board of Directors wanted Chairman Bauer to be eligible for stock options because they believe that a portion of the compensation for the Chief Executive Officer should be in the form of options. The "automatic" feature was added to the Option Plan in order to preserve Chairman Bauer's ability to continue his service as a member of the Compensation Committee as a "disinterested person" as defined by Rule 16b-3 promulgated by the Securities and Exchange Commission. Chairman Bauer has been awarded an initial grant of 15,000 shares, subject to the approval of shareholders of the Option Plan, as amended.

     Amendment and Termination. The Option Plan, as amended, will terminate automatically on August 12, 2004, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Option Plan at any time, provided that no amendment may, without shareholder approval: (a) alter the aggregate number of shares that may be issued; (b) decrease the price at which options may be granted; or (c) modify the eligibility requirements for optionees.

     Summary of Federal Income Tax Consequences. The following paragraphs summarize the federal income tax consequences with respect to options granted under the Option Plan, based upon management's understanding of the existing federal income tax laws.

     No tax consequences will result, except in the case of an optionee who is subject to the alternative minimum tax, to the optionee or the Company from the grant of an option to, or the exercise of an option by, the optionee. Instead, the optionee will recognize gain or loss when the shares received upon exercise of the option are disposed of or sold. For purposes of determining the gain or loss, the optionee's basis in the shares will be the option price. If the date of sale or disposition of the shares is at least two years after the date of the grant of the option and at least one year after receipt of the shares upon exercise of the option, the optionee will be entitled to long-term capital gain treatment upon the sale or disposition.

     The Company generally will not be allowed a deduction with respect to an option. However, if an optionee fails to meet the holding period requirements, any gain realized upon sale or disposition of the shares received upon exercise will be treated as ordinary income, rather than capital gain, to the extent of the excess, if any, of the fair market value of the shares at the time of exercise (or, if less, in certain cases the amount realized on such sale or disposition) over the option price. In that case, the Company will be allowed a corresponding deduction.

     The amount, if any, by which the fair market value of the shares transferred to the optionee upon the exercise of an option exceeds the option price will constitute an item of tax preference, subject, in certain circumstances, to the alternative minimum tax.

     The rules governing the tax treatment of options and stock acquired upon the exercise of options are quite technical. Therefore, the foregoing description of tax consequences is necessarily general and does not purport to be complete.

     The affirmative vote of a majority of the Company's outstanding common stock represented and voted at the Annual Meeting is required to approve the adoption of the Option Plan, as amended and restated. Since a majority of the votes cast is required for approval, any negative vote will necessitate an offsetting affirmative vote to assure approval. Any ballot or proxy marked "abstain" and any broker nonvote will be counted as a negative vote. Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

     The Board of Directors recommends a vote FOR adoption of the proposed Amended and Restated Qualified Stock Option Plan.

SECURITIES OWNERSHIP OF MANAGEMENT

     The following table contains information with respect to ownership of the Company's common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption Executive Compensation, and all executive officers and directors as a group. The content of this table is based upon information supplied by the Company's officers, directors, and nominees for election as directors, and represents the Company's understanding of circumstances in existence as of March 1, 1995.

                                             AMOUNT AND NATURE OF OWNERSHIP
                                          -------------------------------------
                NAME OF                   SHARES BENEFICIALLY       EXERCISABLE       PERCENT
            BENEFICIAL OWNER                   OWNED (1)            OPTIONS (2)       OF CLASS
----------------------------------------------------------------------------------------------
Fred Bauer                                     1,206,116(3)                --          7.3
Dr. Harlan J. Byker                              101,899               10,000           *
Mickey E. Fouts                                   15,000               15,000           *
Enoch Jen                                         30,800               18,800           *
Arlyn Lanting                                    133,000(4)            33,000           *
Kenneth La Grand                                 162,000               64,000           *
John Mulder                                       31,600                1,600           *
Ted Thompson                                      48,000               47,000           *
Leo L. Weber                                       7,000                5,000           *
All directors and executive officers as
  a group (9 persons)                          1,735,415              194,400          10.5
----------------------------------------------------------------------------------------------

 *  Less than one percent.

(1) Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.

(2) This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned "Shares Beneficially Owned."

(3) Fred Bauer is the record owner of 1,190,116 shares, and two of his children living with him, one of whom is a minor, each owns 8,000 shares. He disclaims beneficial ownership of all of the shares listed in the preceding table except for the shares owned of record by him and the shares owned by his minor child.

(4) Includes 100,000 shares owned of record by Aspen Enterprises, Ltd., of which Mr. Lanting is a director, officer, and substantial shareholder, and Mr. Lanting disclaims beneficial ownership of those shares.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table contains information with respect to ownership of the Company's common stock by persons or entities who are beneficial owners of more than five percent of the Company's voting securities. The information contained in this table is based on information contained in Schedules 13D and 13G furnished to the Company and represents the Company's understanding of circumstances in existence on March 1, 1995.

             NAME AND ADDRESS                AMOUNT AND NATURE OF                PERCENT
            OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP                OF CLASS
-----------------------------------------------------------------------------------------
Dan Bauer                                            983,244(1)                     6.0
2361 Sunset Bluff Drive
Holland, MI 49424

State Treasurer                                    1,006,800(2)                     6.1
State of Michigan
P.O. Box 15128
Lansing, MI 48901
-----------------------------------------------------------------------------------------

(1) Mr. Bauer is a record owner of 559,244 shares as trustee of a trust established by him. In addition, 424,000 shares are held of record by Mr.Bauer's spouse as trustee of her own trust and as custodian for their minor children, and Mr. Bauer disclaims beneficial ownership of those shares.

(2) The State Treasurer acts as the investment fiduciary for retirement systems sponsored by the State of Michigan for Public School Employees, State Employees, State Police, Judges, and Probate Judges.

EXECUTIVE COMPENSATION

     The following table contains information regarding compensation paid by the Company with respect to the preceding fiscal year to its chief executive officer and to each executive officer whose salary and bonus compensation exceeded $100,000.

                           Summary Compensation Table

                                                                             LONG-TERM COMPENSATION
                                                                     ---------------------------------------
                                                                               AWARDS
                                        ANNUAL COMPENSATION          --------------------------
                                    ----------------------------     RESTRICTED     SECURITIES      PAYOUTS       ALL OTHER
                                    SALARY      BONUS      OTHER       STOCK        UNDERLYING      --------     COMPENSATION
       EXECUTIVE           YEAR       ($)        ($)        ($)      AWARDS($)      OPTIONS (#)     LTIP ($)        ($)(1)
------------------------------------------------------------------------------------------------------------------------------
Fred Bauer                 1994     230,495     76,204                       --        15,000                        3,339
Chairman and CEO           1993     219,244     58,352                       --            --                        3,265
                           1992     211,955     19,158                       --            --                        2,974

Kenneth La Grand           1994     139,496     44,914                       --        12,000                        3,094
Executive Vice             1993     131,144     31,987                       --        10,000                        2,585
President                  1992     125,333     21,333                  165,000(2)     16,000                        2,500

John Mulder                1994     168,640     40,146                       --        10,000                        3,188
Vice President,            1993     159,052     36,579                       --         8,000                        3,026
Automotive Marketing       1992     152,880     25,816                  106,500(2)     10,000                        2,974

Dr. Harlan J. Byker        1994     104,219     18,636                  256,250(2)     10,000                          504
Vice President,            1993      89,490     11,632                       --            --                          504
Electrochemical            1992      86,943      7,869                  712,500(2)         --                          453
Research

Enoch Jen                  1994      85,885     33,665                       --         9,000                        2,963
Vice President,            1993      78,887     28,565                       --        16,000                        1,806
Finance & Treasurer        1992      74,135     22,601                  103,250(2)     16,000                        1,593
------------------------------------------------------------------------------------------------------------------------------

(1) These amounts represent the sum of "matching" contributions by the Company pursuant to its 401(k) Plan and annual premiums for term life insurance attributed to each executive officer.

(2) Represents the aggregate market value at the date of grant for shares of common stock awarded under the Company's Restricted Stock Plan. Restrictions on shares lapse upon the expiration of five years from the date of grant, assuming continued employment with the Company. Dividends will be paid on these shares if, and to the same extent paid on the Company's common stock generally. At the close of the Company's fiscal year, the following officers held the following number of restricted shares with the corresponding net market values: K. La Grand 46,000 shares for $1,115,500; J. Mulder 22,000 shares for $533,500; H. Byker 10,000 shares for $242,500; and E. Jen 10,000 shares for $242,500.

                            ------------------------

     The following table contains information regarding stock options granted to the above-named executive officers during the preceding fiscal year.

                       Option Grants in Last Fiscal Year

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------
                             NUMBER OF       PERCENT
                            SECURITIES      OF OPTIONS    EXERCISE                    GRANT DATE
                            UNDERLYING        TO ALL        PRICE      EXPIRATION    PRESENT VALUE
         EXECUTIVE         OPTIONS(#)(1)    EMPLOYEES     ($/SH)(2)       DATE          ($)(3)
--------------------------------------------------------------------------------------------------
Fred Bauer                     15,000(4)        5.5          20.00       8/12/01        191,400
Kenneth La Grand               12,000           4.4          21.00       9/23/01        161,520
John Mulder                    10,000           3.6          21.00       9/23/99        115,900
Dr. Harlan J. Byker            10,000           3.6          25.50       6/30/01        162,900
Enoch Jen                       9,000           3.3          22.75       3/13/01        123,840
--------------------------------------------------------------------------------------------------

(1) These options become exercisable, so long as employment with the Company continues, for 20 percent of the shares on each anniversary of the grant date, except in the case of Mr. Mulder where they become exercisable for 25 percent annually commencing with the first anniversary of the grant date.

(2) The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of exercisable options valued at the difference between the exercise price and the market value of the underlying shares.

(3) Based on the Black-Scholes option valuation model, assuming volatility ranging from .50 to .54, a risk-free rate of return equal to ten year treasury bonds, a dividend yield of zero, and an exercise date of seven years after grant, except for the Mulder option which has a five-year exercise date. This model is an alternative suggested by the Securities and Exchange Commission, and the Company neither endorses this particular model, nor necessarily agrees with this method for valuing options. The ultimate value of options will depend on the Company's success, as reflected by an increase in the price of its shares, which will inure to the benefit of all shareholders.

(4) The grant of these options is contingent on approval by shareholders of the Amended and Restated Qualified Stock Option Plan discussed supra.

                            ------------------------

     The following table contains information regarding the exercise of options during the preceding fiscal year by the above-named executives, as well as unexercised options held by them at fiscal year-end.

      Aggregated Option Exercises in Last Fiscal Year and Year-end Values

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                       SHARES                           OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                     ACQUIRED ON      VALUE               YEAR-END (#)                   FISCAL YEAR-END ($)
                      EXERCISE       REALIZED     -----------------------------     -----------------------------
      EXECUTIVE          (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
Fred Bauer                  --              --            --           15,000                --           63,750
Kenneth La Grand        51,000       1,009,906        64,000           45,000         1,218,875          480,063
John Mulder                 --              --        16,000           36,400           278,750          392,656
Dr. Harlan J. Byker     10,000         162,344        10,000           10,000           222,969               --
Enoch Jen                2,500          64,531        11,500           47,000           198,719          555,625
-----------------------------------------------------------------------------------------------------------------

                         Executive Compensation Report

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. This Committee is comprised of three members: two independent outside directors and the Chief Executive Officer (C.E.O.). The Committee makes recommendations to the Board of Directors with respect to executive compensation matters, except for awards made pursuant to the Company's stock-based incentive plans, which are the exclusive prerogative of the Committee in order to meet the "disinterested administration" requirement of Exchange Act Rule 16b-3.

     The executive compensation program is composed of three elements: base salary, annual bonus, and stock-based incentives. These elements are utilized to accommodate several objectives:

     - Provide the means to attract, motivate, and retain executive management personnel.

     - Provide for long-term success by focusing on continuing technical development and improvement in customer satisfaction.

     - Provide base salary compensation that is competitive in the market for managerial talent.

     - Provide annual bonus compensation reflective of both individual achievement and overall Company performance.

     - Provide stock-based incentive compensation that focuses on long-term Company performance and aligning the interests of management with the interests of shareholders.

     Base salary compensation for executive officers is predicated primarily on competitive circumstances for managerial talent and positions reflecting comparable responsibility. These competitive circumstances are determined from local, regional, and national surveys of employers comparable to the Company in size, stage of development, and industry. Historically, base salaries for executive officers have been relatively low, and stock-based incentives have received more emphasis, reflecting the entrepreneurial, high growth rate stage of the Company's development. Base salary decisions for executive officers other than the C.E.O. are determined by C.E.O. F. Bauer and reviewed annually by the Committee. The base salary for C.E.O. Bauer for 1994 was established by the Committee (without participation by C.E.O. Bauer) and approved by the Board of Directors. The Committee's recommendation was made after reviewing survey information from several sources, textual materials regarding executive compensation strategies in general, the past and expected contributions of C.E.O. Bauer to the Company's progress, the quality, loyalty, and performance of the management team assembled and led by him, and the relationships between his salary and the average salary levels for the Company's hourly paid workers, salaried employees, and executive officers.

     Annual bonus compensation for executive officers is composed of two elements: payments under the Company's Gain Sharing Bonus Plan and performance bonuses. All employees of the Company, including executive officers, are eligible to share in the Company's Gain Sharing Bonus Plan after the first six months of employment. A percentage of pre-tax income, in excess of an established threshold for shareholder return on equity, is distributed quarterly to eligible employees. The amount to be distributed is allocated among all eligible employees in proportion to the salary or wages (including overtime) paid to those employees during the quarter. In addition, performance bonuses are paid to various managerial and technical employees, including executive officers, based upon individual performance during the year and the overall performance of the Company during the year. Regarding 1994, C.E.O. F. Bauer evaluated the performance of each executive officer, sometimes in consultation with other officers, and determined performance bonuses predicated approximately one-half on the individual's achievements and contributions to Company success, and one-half on the overall performance of the Company for the year. C.E.O. F. Bauer participated in the Gain Sharing Plan along with all other eligible employees. In addition, Mr. Bauer was awarded a performance bonus in the amount of $35,000. The award was recommended by the Committee (without participation by Mr. Bauer) based upon the Company's significant gains in both sales and earnings, its competitive position in the marketplace, and the effectiveness of management despite the demands of ongoing litigation, and the recommendation was approved by the Board of Directors.

     Stock-based incentive compensation is intended to align the interests of shareholders and senior management by making the managers shareholders in a significant amount, and providing them incentives to work to increase the price of the Company's shares by granting them options to acquire additional shares. Generally, restricted stock grants are subject to forfeiture if the executive officer does not continue employment with the Company for the period specified at the time of grant. Similarly, stock options become exercisable generally for a portion of the shares after one or two years and for additional portions each year thereafter, subject however to the requirement that the optionee must be employed by the Company at the time of exercise. During 1994, stock options were awarded to executive officers, other than the C.E.O., by the Committee, based upon recommendations from C.E.O. F. Bauer, taking into consideration for each executive the scope of responsibility, contribution to success in prior periods, ability to influence success in the future, and demonstrated ability to achieve agreed-upon goals. If the Amended and Restated Stock Option Plan is approved by shareholders at the Annual Meeting, a 15,000 share option granted to Mr. Bauer in 1994 will become effective (See discussion under the caption Proposal to Amend and Restate the Qualified Stock Option Plan supra).

     The Committee has considered the application of the $1,000,000 limitation on compensation deductions contained in Sections 162(m) of the Internal Revenue Code and has determined that the Company should take no action in response to passage of that Section for the time being.

                                          Compensation Committee Members:
                                               Fred Bauer
                                               Arlyn Lanting
                                               Ted Thompson

                            ------------------------

                            Stock Performance Graph

     The following graph depicts the cumulative total return of the Company's common stock compared to the cumulative total return on The Nasdaq Stock Market index (all U.S. companies) and the Dow Jones Index for Automobile Parts and Equipment Companies (excluding tire and rubber makers). The graph assumes an investment of $100 on the last trading day in 1989, and reinvestment of dividends in all cases.


                        Dow Jones
                       Auto Parts &
                         Equipment
                         Companies                         NASDAQ
               DOW   (Excluding Tire &    Gentex        Stock Market
              JONES    Rubber Makers)   Corporation    (U.S. Companies)
12/29/89      274.61       100.000        100             100
12/31/90      241.33        87.881         41.176          84.918
12/31/91      296.37       107.924        101.961         136.277
12/31/92      380.18       138.444        166.667         158.579
12/31/93      497.53       181.177        552.941         180.933
12/30/94      436.83       159.073        380.392         176.916

                            ------------------------

     The Company has not adopted any long-term incentive plan or any defined benefit or actuarial plan, as those terms are defined in the applicable regulations promulgated by the Securities and Exchange Commission. Neither does the Company have any contracts with its executive officers assuring them of continued employment, nor any compensatory arrangement for executives linked to a change in control of the Company.

     Directors who are employees of the Company receive no compensation for services as directors. Directors who are not employees of the Company receive a director's retainer in the amount of $6,000 per year plus $800 for each meeting of the Board attended and $500 for each committee meeting attended. In addition, each person who is a director immediately following each annual meeting of shareholders is entitled to receive an option to purchase 5,000 shares of the Company's common stock at a price per share equal to the fair market value on that date. Each option has a term of ten years and becomes exercisable in full six months after the date of the grant.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Fred Bauer, Chairman and C.E.O., was a member of the Company's Compensation Committee during the fiscal year ended December 31, 1994. That Committee was responsible for supervising the Company's executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives for executive officers during that year. Mr. Bauer is not eligible for any discretionary stock-based incentive awards. However, Mr. Bauer will become eligible for an automatic annual stock option grant for 15,000 shares if the Proposal to Amend and Restate the Stock Option Plan, discussed supra, is approved by shareholders at the Annual Meeting. Certain transactions between Mr. Bauer and the Company are described below under Transactions With Management.

     Arlyn Lanting, a director and member of the Company's Compensation Committee, was an officer of the Company more than ten years ago.

TRANSACTIONS WITH MANAGEMENT

     Since 1978, prior to the time the Company became a publicly-held corporation, the Company has leased a building that previously housed its main office, manufacturing and warehouse facilities, and currently houses production operations for the Company's fire protection products. The lessor for that building is G & C Associates, a general partnership, and nearly all of the partnership interests in G & C Associates are held by persons related to Fred Bauer. The lease is a "net" lease, obligating the Company to pay all expenses for maintenance, taxes and insurance, in addition to rent. During 1994, the rent paid to this partnership was for $52,153, and the rent for the current fiscal year is the same. The Board of Directors believes that the terms of this lease are at least as favorable to the Company as could have been obtained from unrelated parties.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company for the fiscal year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, and the Board of Directors has selected Arthur Andersen LLP, to serve as the Company's independent accountants for the fiscal year ending December 31, 1995. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and will have an opportunity to make a statement if they desire.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year, and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSALS -- 1996 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the next annual meeting of the Company must be received by the Company at its headquarters at 600 N. Centennial Street, Zeeland, Michigan 49464, no later than December 1, 1995, if the shareholder wishes the proposal to be included in the Company's proxy statement relating to that meeting.

     The Company's Annual Report to Shareholders, including financial statements, is being mailed to shareholders with this Proxy Statement.

     Management is not aware of any matters to be presented for action at the Annual Meeting, other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in the Proxy.

     A COPY OF THE COMPANY'S REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE, UPON WRITTEN REQUEST, FROM THE SECRETARY OF THE COMPANY, 600 N. CENTENNIAL STREET, ZEELAND, MICHIGAN 49464.

     Shareholders are urged to promptly date, sign, and return the accompanying Proxy in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Connie Hamblin
                                          Secretary

March 31, 1995

                                   APPENDIX A

                               GENTEX CORPORATION
                          QUALIFIED STOCK OPTION PLAN
               (AS AMENDED AND RESTATED, EFFECTIVE MAY 11, 1995)

     1. Purpose. The purpose of this Plan is to provide an opportunity for certain employees of Gentex Corporation and its subsidiaries to purchase shares of capital stock of the Corporation and thereby have an additional incentive to contribute to the prosperity of the Corporation.

     2. Definitions.  The following terms are defined for use herein as follows:

          a. "Board" means the Board of Directors of Gentex Corporation.

          b. "Common Stock" means the common stock (par value ($.06 per share) of Gentex Corporation.

          c. "Committee" means the committee appointed pursuant to Paragraph 4 to administer the Plan.

          d. "Corporation" means Gentex Corporation and any subsidiary corporation where Gentex Corporation owns fifty percent (50%) or more of the combined voting power of all outstanding securities within the meaning of the applicable provisions of the Internal Revenue Code.

          e. "Effective Date" means the effective date of this Amended and Restated Plan, May 11, 1995.

          f. "Market Value" means the closing sale price of Common Stock reported in The Nasdaq Stock Market for the day on which the particular option is granted, or, if prices of shares of Common Stock are not so published for that date, then a fair market value determined by the Committee by any reasonable method selected by it in good faith.

          g. "Optionee" means any employee to whom an option has been granted under the Plan.

          h. "Option Agreement" means an agreement evidencing options as provided in Paragraph 7 of the Plan.

          i. "Plan" means this Qualified Stock Option Plan of the Corporation as in effect from time to time.

          j. "Option Price" means the purchase price for Common Stock under an option, as determined under Paragraph 7 of this Plan.

     3. Shares.

          a. The total number of shares of the Common Stock which may be sold under the Plan shall not exceed 2,250,000 shares, except that the total number of shares which may be sold under the Plan may be increased to the extent of adjustments authorized by Paragraph 10. Such shares shall be authorized shares and may be either unissued shares or treasury shares.

          b. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares not delivered under such option shall be available for options subsequently granted.

     4. Administration.

          a. The Plan shall be administered by a Committee appointed by the Board, which shall consist of three (3) or more members. All members of the Committee shall be directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission. Except as provided in Paragraph 7 f., the Committee shall determine the employees to be granted options, the amount of stock to be optioned to each employee, and the terms of the options to be granted. The Committee shall have full power and authority to interpret the provisions of the Plan, to supervise the administration of the Plan and to adopt forms and procedures for the administration of the Plan. All determinations made by the Committee shall be final and conclusive.

          b. The granting of any option pursuant to this Plan shall be entirely within the discretion of the Committee. Nothing herein contained shall be construed to give any officer or employee any right to participate under this Plan.

          c. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Corporation from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person may rely on information furnished in connection with the Plan's administration by any appropriate person or persons.

     5. Eligibility. Only employees of the Corporation shall be eligible to participate in the Plan. The Committee shall determine whether or not an individual is eligible to participate in the Plan. An employee who has been granted an option under this Plan or any other stock option plan of the Corporation may be granted additional options.

     6. Exercise Price. The per share exercise price of each option granted under the Plan shall be at least one hundred percent (100%) of the Market Value of a share of Common Stock; provided, however, any option granted to a participant possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Gentex Corporation shall be at an Option Price not less than one hundred ten percent (110%) of the market value of a share of Common Stock and shall not be exercisable after the expiration of five years from the date the option is granted.

     7. Terms of Options. Each option shall be evidenced by a written agreement containing such terms and conditions as are set by the Board or the Committee, including without limitation the following:

          a. Number of Shares. Each Option Agreement shall state the number of shares to which it pertains.

          b. Exercise Price. Each Option Agreement shall state the exercise price.

          c. Medium and Time of Payment. The exercise price for each share purchased pursuant to an option granted under the Plan shall be payable in full upon exercise, and may be paid in cash or, in full or in part, by the surrender of Common Stock owned by the Optionee valued at fair market value or by the surrender of Option rights hereunder that are then exercisable, valued at the difference between the Option Price and the fair market value of the underlying Common Stock. Promptly after the exercise of an Option and the payment of the full Option Price, the Optionee shall be entitled to the issuance of a stock certificate evidencing ownership of such Common Stock. However, an Optionee shall have none of the rights of a shareholder until a certificate for those Shares is issued to the Optionee, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Paragraph 10 of this Plan.

          d. Term and Exercise of Options. Each option shall be exercisable in whole or in part in such amounts and at or after such dates as may be specified in the option agreement. In no event, however, shall any option be exercisable less than one (1) year from the date of grant.

          e. Administrative Discretion. The Committee may in its discretion vary, among employees and among options granted to the same employee, any and all of the terms and conditions of options granted under the Plan, including the term during which and the amounts in which and dates at or after which such options may be exercised.

          f. Special C.E.O. Terms. Notwithstanding any other provision of this Plan to the contrary, the current chief executive officer of Gentex Corporation shall receive, as of the date this Plan is approved by the Board, and annually thereafter as of the time his compensation is reviewed by the Committee, an option for 15,000 shares of Common Stock, and no other options may be granted to that individual under this Plan. These options shall become exercisable for twenty percent (20%) of the shares on the first anniversary of the grant date and for an additional twenty percent (20%) on each anniversary thereafter, and all unexercised options shall expire on the seventh anniversary date of the grant.

     8. Transferability of Options and Common Stock. Options under this Plan may not be transferred except by will or according to the laws of descent and distribution. During the lifetime of the Optionee, an option may be exercised only by the Optionee or his guardian or legal representative. After an Optionee's death, options that were exercisable at the date of death may be exercised at any time within one year after the date of death, subject to prior expiration, by the executor or administrator of the Optionee's estate, any person(s) who acquired the option directly from the Optionee by bequest or inheritance, or any person designated specifically in a written designation signed by the Optionee and filed with the Committee prior to the date of death. The Corporation may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, legend any certificate representing shares issued pursuant to the exercise of an option with an appropriate restrictive legend, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

     9. Termination of Options. Each option agreement shall contain such provisions as the Committee may deem advisable for termination of the option in the event of, and/or exercise of the option after the Optionee's death, disability, or termination of employment by the Corporation. No option may be exercised more than three (3) months after the termination of the Optionee's employment by the Corporation, nor more than twelve (12) months after the Optionee shall have died or become disabled, without the specific approval of the Committee.

     Option agreements may also contain, in the discretion of the Committee, provisions for termination of options and/or acceleration of exercise rights in the event of any merger or consolidation of the Corporation with, or acquisition of the Corporation or substantially all of its assets by, any other corporation or entity.

     Nothing in the Plan or in any option shall limit or affect in any way the right of the Corporation to terminate an Optionee's employment at any time nor be deemed to confer upon any Optionee any right to continue in the employ of the Corporation.

     10. Adjustment Provision. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares, the aggregate number and class of shares available under this Plan and the number of shares subject to each outstanding option, together with the option prices, shall be appropriately adjusted by the Board or Committee to prevent dilution of the interests of Optionees and of the Plan.

     11. Effective Date of Plan, Termination and Amendment. The May 18, 1995 Plan Restatement shall take effect only upon and as of the date of approval of the Plan by the Corporation's stockholders. Unless earlier terminated by the Board, the Plan shall terminate on the date ten (10) years subsequent to the date of the adoption of the Plan Restatement by the Board, after which date no options may be granted under this Plan. The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interest of the Corporation, provided that no such amendment may (a) alter the aggregate number of shares that may be issued under the Plan, (b) decrease the price at which options may be granted, or (c) modify the eligibility requirements set forth in Paragraph 5.

                                 CERTIFICATION

     The foregoing Plan Restatement was duly adopted by the Board of Directors on the 12th day of August, 1994, subject to the approval of the Company's shareholders.

                                          /s/ CONNIE HAMBLIN
                                          --------------------------------------
                                          Connie Hamblin, Secretary
                                          Gentex Corporation

GENTEX CORPORATION
600 N. CENTENNIAL
ZEELAND MI 49464


                                    PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The shareholder(s) signing on the reverse side hereby appoint(s)
Connie Hamblin and Enoch Jen as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated herein, all of the shares of common stock of Gentex Corporation held of record by such shareholder(s) on March 17, 1995, at the Annual Meeting of Shareholders to be held on May 11, 1995, or any adjournment thereof.

        When properly executed, this proxy will be voted in the manner directed by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR A THREE-YEAR TERM AND FOR THE APPROVAL OF AN AMENDED AND RESTATED QUALIFIED STOCK OPTION PLAN.

                        (TO BE SIGNED ON REVERSE SIDE)


                                                                   SEE REVERSE
                                                                       SIDE




                   AMERICAN STOCK TRANSFER & TRUST COMPANY

    Please mark your
/X/ votes as in this
    example.

                           FOR  WITHHELD                                                       FOR   AGAINST   ABSTAIN
1. Election of Directors   / /    / /             2. Proposal to approve an Amended and        / /     / /       / /
   (except where marked                              Restated Qualified Stock Option Plan.
   to the contrary) for a
   three-year term.                               3. In their discretion, the Proxies are
                                                     authorized to vote upon such other
                                                     business as may properly come
                                                     before the meeting.
NOMINEES: Mickey E. Fouts, John Mulder

(Instruction: To withhold authority to vote for      I plan to attend the meeting.             / /
an individual nominee, strike a line through
the nominee's name listed above.)
                                                     I do not plan to attend the meeting.      / /


SIGNATURE ______________________________ DATE ______________

SIGNATURE ______________________________ DATE ______________
NOTE: Please sign as your name appears hereon. When shares are held jointly, each holder should sign.  When signing for an estate, trust, or corporation, the title and capacity should be stated. Persons signing as attorney-in-fact should submit powers of attorney.
